EXHIBIT 99.1


          AIRLEASE LTD. ANNOUNCES COMMENCEMENT OF LITIGATION AGAINST US
                                    AIRWAYS


         SAN FRANCISCO, June 25 -- Airlease Ltd., A California Limited Partnership, (NYSE - FLY), said today that it has commenced litigation against US Airways seeking to recover damages for US Airways' failure to return three MD-82 aircraft leased to US Airways following lease expiration on September 30, 2001 and to pay rent due on the aircraft. The lawsuit was filed in California court by First Union National Bank, as trustee for the Partnership, the beneficial owner of the aircraft. The Partnership commenced the litigation after negotiations with US Airways failed to result in return of the aircraft. In the lawsuit, the Partnership asserts that US Airways has breached its obligations under the lease by failing to return the three aircraft by the date specified in the lease and in the condition prescribed by the lease, and by failing to pay rent due on the aircraft. The Partnership is seeking damages from US Airways including past due rent, rent that may accrue after the filing of the lawsuit, and the cost of restoring the aircraft to the condition prescribed by the lease.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

         The Partnership has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Partnership's business, operations and financial condition. The words or phrases "can be", "may affect", "may depend", "expect", "believe", "anticipate", "intend", "will", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such



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forward-looking statements are subject to various known and unknown risks and uncertainties and the Partnership cautions you that any forward-looking information provided by or on behalf of the Partnership is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond the Partnership's control, in addition to those discussed in the Partnership's other press releases and public filings, including (i) changes in the aircraft or aircraft leasing market, (ii) economic downturn in the airline industry, (iii) default by lessees under leases causing the Partnership to incur uncontemplated expenses or not to receive rental income as and when expected, (iv) the impact of the events of September 11, 2001 on the aircraft or aircraft leasing market and on the airline industry, (v) changes in interest rates and (vi) legislative or regulatory changes that adversely affect the value of aircraft. All such forward-looking statements are current only as of the date on which such statements were made. The Partnership does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.


6/25/2002


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